Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DUNDON CAPITAL ACQUISITION CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST.  The name of the corporation is Dundon Capital Acquisition Corporation.

SECOND.  The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, Delaware 19901.  The name of its registered agent at such address is Capitol Services, Inc.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.  The total number of shares of stock which the corporation shall have authority to issue is 1,000,000, with a par value of $0.0001 per share.

FIFTH.  The incorporator of the corporation is James A. Skochdopole, whose mailing address is 3232 McKinney Avenue, Suite 1400, Dallas, Texas 75204.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 22nd day of October, 2015.

/s/ James A. Skochdopole
James A. Skochdopole, Incorporator